Exhibit 10.3

CALUMET GP, LLC
ANNUAL BONUS PROGRAM

1.	PURPOSE.

The purpose of the Calumet GP, LLC Annual Bonus Program (the “Plan”) is to attract, retain and motivate Participants (as defined below) by providing the opportunity to earn bonuses pursuant to the Plan.

2.	DEFINITIONS.

For purposes of the Plan, the following capitalized terms shall have the meanings set forth below:
(a)“Award” means any award granted under the Plan.

(b)“Award Agreement” means the document setting forth the terms and conditions of an Award to a Participant.

(c)“Board” means the Board of Directors of the Company.

(d)“Calumet LP” means Calumet Specialty Products Partners, L.P.

(e)“Change of Control” has the meaning given to such term under the Equity Incentive Plan.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

(h)“Company” means Calumet GP, LLC, the general partner of Calumet LP, together with its successors and assigns.

(i)“Company Goal” means the target ratio of Net Indebtedness to Consolidated Cash Flow to be determined by the Company with respect to each Award and set forth in the applicable Award Agreement.

(j)“Consolidated Cash Flow” means (i) net income (loss); plus (ii) (A) interest expense; (B) income taxes; (C) depreciation and amortization; (D) impairment; (E) unrealized losses from mark to market accounting for hedging activities; (F) realized gains under derivative instruments excluded from the determination of net income (loss); (G) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (H) debt refinancing fees, premiums and penalties, (I) any net loss realized in connection with an asset sale that was deducted in computing net income (loss); and (J) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (iii) (A) unrealized gains from mark to market accounting for hedging activities; (B) realized losses under derivative instruments excluded from the determination of net income; and (C) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period, with all such amounts in this definition of Consolidated Cash Flow to be calculated at the Calumet LP consolidated level. For the avoidance of doubt, the annual amount of Consolidated Cash Flow for purposes of the Plan will be equivalent to such amount calculated and reported by Calumet LP in its Annual Report on Form 10-K.

(k)“DC Plan” means the Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan, as the same may be amended and restated from time to time.

(l)“Distribution Equivalent Rights” or “DERs” has the meaning given to such term under the Equity Incentive Plan.

(m)“Equity Incentive Plan” means the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan, as the same may be amended and restated from time to time.

(n)“Fair Market Value” has the meaning given to such term in the Equity Incentive Plan.

(o)“Grant Date” means the date on which the Phantom Portion is granted to a Participant as payment in respect of an Award.

(p)“Individual Goals” means such individual performance objectives applicable to a Participant to receive payment of an Award under the Plan, as set forth in the applicable Award Agreement. The Committee will determine the extent to which a Participant’s Individual Goals have been achieved based on the Participant’s personal performance and efforts during the applicable Plan Year.

(q)“Net Indebtedness” means, for any measurement date, any indebtedness of Calumet LP or any of its subsidiaries (collectively, “Calumet MLP Group”), whether or not contingent, (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) in respect of all outstanding letters of credit issued for the account of Calumet MLP Group that support obligations that constitute indebtedness (provided that the amount of such included letters of credit shall not exceed the amount of the indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of Calumet MLP Group; (iv) in respect of bankers’ acceptances; (v) representing capital lease obligations; (vi) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (vii) representing any obligations under swap contracts; if and to the extent any of the preceding items (other than letters of credit and obligations under swap contracts) would appear as a liability on Calumet MLP Group’s balance sheet prepared in accordance with GAAP, less any cash and cash equivalents on Calumet MLP Group’s balance sheet prepared in accordance with GAAP. In addition, indebtedness includes all indebtedness of other persons secured by a lien on any of Calumet MLP Group’s assets (whether or not such indebtedness is assumed by Calumet MLP Group) and, to the extent not otherwise included, Calumet MLP Group’s guarantee of any other person’s or entity’s indebtedness. For the avoidance of doubt, indebtedness excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of indebtedness) incurred by Calumet MLP Group in connection with its acquisition or disposition of assets.

(r)“Participant” means an individual who has been designated by the Committee as a “Participant” hereunder.

(s)“Phantom Unit” has the meaning assigned to such term under the Equity Incentive Plan.

(t)“Plan Year” means the calendar year during which performance with respect to the Awards is to be measured.

(u)“Section 409A” means Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.

(v)“Units” has the meaning given to such term under the Equity Incentive Plan.

3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN.

(a)GENERAL. The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to make all determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, the power to: (i) determine Participants; (ii) determine the amount of Awards granted to Participants under the Plan; (iii) determine the terms, conditions and restrictions, if any, subject to which the payment of Awards will be made; (iv) certify that the conditions and restrictions applicable to the payment of any Award have been met; (v) interpret the Plan or any Award; and (vi) adopt, amend, or rescind such rules and regulations, and correct any defect, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry out its responsibilities under the Plan. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants under the Plan, whether or not such Participants are similarly situated.

(b)UNFUNDED ARRANGEMENT. The Company shall not be required and does not intend to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan. The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan.

4.	ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited to the Participants, and no Participant shall be entitled to any Award under the Plan, unless so determined by the Committee for any applicable period. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan. By accepting any payment under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated such person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee.

5.	GRANT OF AWARDS; DETERMINATION OF AWARDS; PAYMENT OF AWARDS.

(a)GRANT OF AWARDS. The Committee will grant Awards from time to time in accordance with the terms and conditions set forth in the Participant’s Award Agreement.

(b)DETERMINATION OF AWARDS. Promptly following the end of the applicable Plan Year, the Committee will determine the amount of a Participant’s Award based upon the extent to which the Company Goal and the Participant’s Individual Goals have been achieved.

(c)FORM OF PAYMENT. Unless otherwise set forth in an Award Agreement, 50% of each Award shall be paid in cash (the “Cash Portion”) in a single lump sum payment. The remaining 50% of each Award shall be paid in the form of a grant of fully-vested Phantom Units (the “Phantom Portion”), with the number of Phantom Units equal to (i) the amount of the Phantom Portion divided by (ii) the Fair Market Value of a Unit on the Grant Date. Notwithstanding anything to the contrary in the foregoing, a Participant may elect to invest, in accordance with all of the terms and conditions of the DC Plan, up to 100% of such Participant’s Cash Portion (in equal 10% increments) in Phantom Units issued under the DC Plan; provided, however, that any such election must be made prior to June 30 of the calendar year in which the Award is deemed to be earned, and such election must comply with all other requirements of Section 409A with respect to the deferral of performance-based compensation. For the avoidance of doubt, the Grant Date for the Phantom Portion will be the same date as the payment of the Cash Portion. The Phantom Portion will be subject to the terms and conditions of the Equity Incentive Plan, any additional terms set forth in the Award Agreement governing the Phantom Portion, and any insider trading policy maintained by the Company or Calumet LP.

(d)TIME OF PAYMENT AND POTENTIAL DEFERRAL. For any given Plan Year, the Cash Portions shall be paid and the Phantom Portions shall be granted, in each case, within the first three months of the calendar year immediately following the Plan Year, subject to Section 5(e) below. The settlement of the vested Phantom Portion may be deferred for a specified period of time, to be set forth as applicable in the Award Agreement governing the Phantom Portion.

(e)IMPACT OF TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee in its sole discretion, the right to any cash payment or Phantom Unit grant in respect of an Award hereunder shall be subject to the Participant’s continued employment in good standing with the Company on the date of payment or grant with respect to the Award, as applicable. Unless otherwise determined by the Committee in its sole discretion, if the Company has terminated the Participant’s employment, or if the Participant gives notice of termination of employment with the Company, at any time prior to such payment or grant, such Participant shall not be considered to be in good standing and shall not be eligible to receive such payment. For purposes of clarity, the Participant’s termination of employment following the Grant Date for the Phantom Portion shall not result in a forfeiture of the Phantom Portion, even if such Phantom Portion has been designed to receive a deferred settlement in accordance with Section 5(d) above.

(f)DISTRIBUTION EQUIVALENT RIGHTS (“DERs”). Each Participant will have a DER with respect to each vested Phantom Unit granted to such Participant, commencing as of the Grant Date for such vested Phantom Unit, whether or not the Phantom Unit is subject to deferred settlement in accordance with Section 5(d) above. DER payments will be made to eligible Participants in cash within the 30-day period immediately following the date on which distributions are made to holders of Units.

6.	NON-ASSIGNABILITY.

No Award or payment thereof nor any right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

7.	NO RIGHT TO EMPLOYMENT.

Nothing in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employment of the Company or affect in any way the Company’s right to terminate the employment of any Participant at any time or for any reason (or no reason).

8.	AMENDMENT OR TERMINATION.

The Committee reserves the right, to amend, suspend or terminate the Plan at any time, but such amendment, suspension or termination shall not adversely affect outstanding Awards without the Participant’s consent.

9.	SEVERABILITY.

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

10.	WITHHOLDING.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under applicable law to withhold federal, state or local income or other taxes incurred by reason of the grant, vesting, payment or settlement of Awards under the Plan.

11.	GOVERNING LAW.

The Plan and any amendments hereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

12.	SECTION 409A COMPLIANCE.

The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A.

13.	CLAWBACK POLICY.

To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Company, Awards and amounts paid or payable pursuant or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or Calumet LP, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company and Calumet LP reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

14.	TITLES AND HEADINGS.

The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

FORM OF AWARD AGREEMENT - TIER I
CALUMET GP, LLC
NOTICE OF POTENTIAL AWARD UNDER THE ANNUAL BONUS PROGRAM
CALUMET GP, LLC (the “Company”), pursuant to its Annual Bonus Program (as may be amended from time to time, the “Plan”), hereby notifies the Participant of the opportunity to earn a potential Award, as set forth in this Notice of Potential Award (this “Award Agreement”).  The potential Award outlined herein is subject to all of the terms and conditions as set forth in each of this Award Agreement and the Plan, which is attached hereto and incorporated herein in its entirety.  Capitalized terms not expressly defined herein but defined in the Plan will have the same definitions as in the Plan.

Potential Award Date:
Participant:
Plan Year:	[2017]
Target Award:	150% of Base Salary
Company Goal:	[Net Indebtedness to Consolidated Cash Flow Target]
Individual Goals:	[To be determined by Committee]

Promptly following the end of the Plan Year, the Committee will determine the amount of the Participant’s Award for the Plan Year (if any) based on the extent to which the above Company Goal and the above Individual Goals have been achieved for such Plan Year. The total Award amount potentially payable and to be granted to the Participant (“Award Amount”) will be determined based on the level at which the Company Goal is achieved, and the Participant will receive 70% of the Award Amount based solely on achievement of the Company Goal. The extent to which the Participant earns the remaining 30% of the Award Amount will be based on the Participant’s achievement of the Individual Goals. If the threshold Company Goal is not achieved, no Award will be payable, regardless of the level at which the Participant attains the Individual Goals.

Performance Level for Company Goal	Award Amount
Threshold	50% of Base Salary
Target	150% of Base Salary
Maximum	250% of Base Salary
For actual performance in between the above performance thresholds, the Award Amount will be determined using straight-line interpolation.

Deferred Settlement of Vested Phantom Units. The Phantom Portion of the Award will be settled in Units within 30 days of the first to occur of (i) a Change of Control that also constitutes a “change in control” within the meaning of Section 409A and any Internal Revenue Service guidance promulgated with respect to Section 409A and (ii) the fourth anniversary of the Grant Date for the Phantom Portion. For purposes of clarity, the Phantom Portion is fully vested as of the Grant Date, and this paragraph is intended solely to govern the timing of the settlement of the Phantom Units comprising the Phantom Portion. Accordingly, in the event that the Participant incurs a termination of employment for any reason prior to the settlement of the Phantom Portion in accordance with this paragraph, the Phantom Portion will not be forfeited.

Additional Terms/Acknowledgements:  The Participant acknowledges receipt of, and understands and agrees to, this Award Agreement and the Plan.  As of the Potential Award Date set forth above, this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements regarding the Award.  By signing below, the Participant agrees to all the terms of the Plan (as such may be amended from time to time), including, without limitation, the forfeiture of the Award upon termination of employment under certain circumstances set forth therein. This Award Agreement is not effective until executed by the Participant and returned to the Company.
* * * * *
In Witness Whereof, the Company has caused this Award Agreement to be executed as of the Potential Award Date stated above.
COMPANY
By:     _______________________________
Name: _______________________________
Its: __________________________________

PARTICIPANT
Print Name: ___________________________
Print Name: ___________________________
Date:     _______________________________

ATTACHMENT: CALUMET GP, LLC ANNUAL BONUS PROGRAM

FORM OF AWARD AGREEMENT - TIER II
CALUMET GP, LLC
NOTICE OF GRANT OF AWARD UNDER THE ANNUAL BONUS PROGRAM
CALUMET GP, LLC (the “Company”), pursuant to its Annual Bonus Program (as may be amended from time to time, the “Plan”), hereby notifies the Participant of the opportunity to earn a potential Award, as set forth in this Notice of Potential Award (this “Award Agreement”).  The potential Award outlined herein is subject to all of the terms and conditions as set forth in each of this Award Agreement and the Plan, which is attached hereto and incorporated herein in its entirety.  Capitalized terms not expressly defined herein but defined in the Plan will have the same definitions as in the Plan.

Potential Award Date:
Participant:
Plan Year:	[2017]
Target Award:	150% of Base Salary
Company Goal:	[Net Indebtedness to Consolidated Cash Flow Target]
Individual Goals:	[To be determined by the Committee and CEO]

Promptly following the end of the applicable Plan Year, the Committee will determine the extent to which the Tier II Pool will be funded based on the extent to which the above Company Goal is achieved and on the extent to which the Tier II Participants have achieved their respective Individual Goals. With respect to any portion of the Tier II Pool that is unfunded solely due to a Tier II Participant’s failure to achieve his or her Individual Goals, such portion of the Tier II Pool may be reallocated to other Tier II Participants who significantly outperformed with respect to their Individual Goals. “Tier II Participant” means a Participant who has been designated by the Committee as eligible to receive an Award from the Tier II Pool. “Tier II Pool” means the total amount potentially payable to Tier II Participants for the applicable Plan Year with respect to their Awards, assuming 100% achievement of the Company Goals and Individual Goals.
The total Award amount potentially payable or to be granted to the Participant (“Award Amount”) will be determined based on the level at which the Company Goal is achieved, and the Participant will receive 25% of the Award Amount based solely on achievement of the Company Goal. The extent to which the Participant earns the remaining 75% of the Award Amount will be based on the Participant’s achievement of the Individual Goals. If the threshold Company Goal is not achieved, no Award will be payable, regardless of the level at which the Participant attains the Individual Goals.

Performance Level for Company Goal	Award Amount
Threshold	50% of Base Salary
Target	150% of Base Salary
Maximum	250% of Base Salary
For actual performance in between the above performance thresholds, the Award Amount will be determined using straight-line interpolation.

Deferred Settlement of Vested Phantom Units. The Phantom Portion of the Award will be settled in Units within 30 days of the first to occur of (i) a Change of Control that also constitutes a “change in control” within the meaning of Section 409A and any Internal Revenue Service guidance promulgated with respect to Section 409A and (ii) the fourth anniversary of the Grant Date for the Phantom Portion. For purposes of clarity, the Phantom Portion is fully vested as of the Grant Date, and this paragraph is intended solely to govern the timing of the settlement of the Phantom Units comprising the Phantom Portion. Accordingly, in the event that the Participant incurs a termination of employment for any reason prior to the settlement of the Phantom Portion in accordance with this paragraph, the Phantom Portion will not be forfeited.
Additional Terms/Acknowledgements:  The Participant acknowledges receipt of, and understands and agrees to, this Award Agreement and the Plan.  As of the Potential Award Date set forth above, this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements regarding the Award.  By signing below, the Participant agrees to all the terms of the Plan (as such may be amended from time to time), including, without limitation, the forfeiture of the Award upon termination of employment under certain circumstances set forth therein. This Award Agreement is not effective until executed by the Participant and returned to the Company.
* * * * *
In Witness Whereof, the Company has caused this Award Agreement to be executed as of the Potential Award Date stated above.
COMPANY
By:     _______________________________
Name: _______________________________
Its: __________________________________

PARTICIPANT
Print Name: ___________________________
Print Name: ___________________________
Date:     _______________________________

ATTACHMENT: CALUMET GP, LLC ANNUAL BONUS PROGRAM